Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors
Documentum, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. No. 333-102079, 333-81568, 333-66724, 333-47226, 333-59353 and 333-86799 on Form S-8 and No. 333-91818 on Form S-3) of Documentum, Inc., of our report dated January 28, 2003, with respect to the consolidated balance sheet of Documentum, Inc. and subsidiaries as of December 31, 2002 and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss) and cash flows for the year ended December 31, 2002, and the related financial statement schedule, which report appears in the December 31, 2002, annual report on Form 10-K of Documentum, Inc.

Our report refers to our audit of the adjustments that were applied and disclosures added to revise the 2001 and 2000 consolidated financial statements, as more fully described in Note 2 and Note 13 to the consolidated financial statements. However, we were not engaged to audit, review, or apply any procedures to the 2001 and 2000 consolidated financial statements of Documentum, Inc. and subsidiaries other than with respect to such aforementioned adjustments and disclosures.

/s/   KPMG LLP

Mountain View, California
March 31, 2003